Exhibit 99.6(a)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

Under Section 805 of the Business Corporation Law

1.	The name of the corporation is First Symetra National Life Insurance Company of New York (the “Corporation”). The name under which the Corporation was formed is First Safeco National Life Insurance Company of New York.

2.	The Corporation’s Declaration and Certificate of lncorporation and Charter was originally filed with the New York Insurance Department on April 23, 1987.

3.	Article IV of the Corporation’s Declaration and Certificate of Incorporation and Charter, regarding the number of directors, has been amended in its entirety to read as follows:

IV

The Board of Directors shall consist of not less than seven nor more than twenty-one members each of whom will be at least eighteen years of age. At all times the majority of the directors shall be citizens and residents of the United States and not less than one director shall be a resident of the state of New York. The directors shall not be required to hold any shares of stock in the Corporation.

4.	The certificate of amendment was authorized by the vote of the Board of Directors followed by the written consent of the Corporation’s sole shareholder.

Dated: 3/23/10

First Symetra National Life Insurance Company of New York:

By:	/s/ Randall H. Talbot
Randall H. Talbot, President

By:	/s/ George C. Pagos
George C. Pagos, Senior Vice President, General Counsel, Secretary